OFFICER'S CERTIFICATE



I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Inc., fka, Countrywide Funding Corporation, and further certify with respect to the Pooling and Servicing Agreements for Conventional Residential Fixed Rate & Adjustable Rate Mortgage Loans (Inv. 977) by and among Norwest Bank of Minnesota and Countrywide Funding Corporation, as Servicer, as follows:

I have reviewed the activities and performance of the Servicer during the fiscal year ended February 29, 1996 under the Agreement and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreement through the fiscal year.



                                                   /s/Joseph Candelario  5-28-96
                                                   Joseph Candelario     Date
                                                   First Vice President
                                                   Loan Administration






                                                                         Inv.997